CYBERNET INTERNET-DIENSTLEISTUNGEN AG

                                       AND

                               PSINET GERMANY GMBH


                         PSINET DATACENTER GERMANY GMBH


                      ASSET PURCHASE AND TRANSFER AGREEMENT



                                November 07, 2002





                                     HERZOG
                                  Rechtsanwalte
                                Frankfurt am Main

ASSET  PURCHASE  AND  TRANSFER  AGREEMENT  DATED  NOVEMBER  07,  2002


THIS  ASSET  PURCHASE  AND TRANSFER AGREEMENT made the 7th day of November 2002.

BETWEEN:

          CYBERNET INTERNET-DIENSTLEISTUNGEN AG, a company duly incorporated and existing under the laws of Germany and whose head office is situated at Stefan-George-Ring 19-23, 81929 Munchen, represented by its sole director Michael Smith ("Seller"),

AND:

          PSINET GERMANY GMBH, a company duly incorporated and existing under the laws of Germany and whose principal place of business is situated at Hardenbergplatz 2, 10623 Berlin, represented by its managing director Aman Khan ("Purchaser 1" "),

AND:

          PSINET DATACENTER GERMANY GMBH, a company duly incorporated and existing under the laws of Germany and whose principal place of business is situated at Hardenbergplatz 2, 10623 Berlin, represented by its managing director Aman Khan ("Purchaser 2"),

(collectively  the  "Parties"  and  each  a  "Party").

WHEREAS:

A. The Seller (i) owns and operates computer data centers in leased premises ("Computer Data Centers"), (ii) provides connectivity services through high-speed communications backbone network including secure VPNs, corporate networks and Internet access ("Connectivity Services") and (c) provides E-Business solutions, inter alia, webhousing, web hosting and related support, to corporate customers ("E-Business Solutions"); and

B. The Seller wishes to sell to the Purchaser 1, and the Purchaser 1 wishes to purchase, inter alia, the Customer Contracts and the Supplier Contracts. Furthermore, the Seller wishes to sell to the Purchaser 2, and the Purchaser 2 wishes to purchase, inter alia, (i) assets with respect to the Connectivity Services and (ii) the Leases, all subject to certain approvals.

NOW,  THEREFORE,  the  Parties  agree  as  follows:

1.     DEFINITIONS,  INTERPRETATION,  SCHEDULES
--     ----------------------------------------

1.01.     Definitions

When used in this Agreement and in the Recitals hereof, the following terms shall have the meaning as described hereunder:

"Additional  Payment"  means  EUR  400,000;

"Agreement"  means  this  Asset  Purchase  and  Transfer  Agreement;

"Backbone" means the backbone operated by the Seller to provide the Connectivity Services to its Customers, excluding city connect and inter-city connections;

"Bad Debts" means receivables from Billed Customers (as defined hereunder in the definition of Relevant Revenues) that are not paid to a Purchaser, or, as the case may be, to the Seller until Sunday, February 16, 2003;

"Bank Account" means the bank account of the Seller as listed in Schedule 1 [Bank Accounts;

"Bank Account Contract" means the contractual relation with the BHF-Bank relating to the Bank Account number 55004469, BLZ 70220200;

"Business" means the operating of the Computer Data Centers and the provision of the Connectivity Services and the E-Business Solutions by the Seller;;

"Calculation Date" means Monday, February 17, 2003, the day on which the Relevant Revenues and the Expected Annual Revenue shall be established first;

"City and Intercity Connect" means the city and intercity connectivity services;

"Closing Date" means the third business day after all of the Conditions Precedent are met or waived in accordance with the terms and conditions hereof, or any other day as mutually agreed between the Parties in writing;

"Collected Future Revenues" means the consideration collected by the Seller from its Customers for services to be provided to them from the Transfer Date as listed in Schedule 2 [Collected Future Revenues];

"Computer Data Centers" means the collocation centers operated in the Frankfurt Hosting Facility and the Munich Hosting Facility;

"Conditions Precedent" means the conditions precedent set out in Section 4 hereof;

"Connectivity Services" means the connectivity business and services as described in the recitals;

"Credit Notes" means the credit notes issued by a Purchaser to Billed Customers (as defined hereunder in the definition of Relevant Revenues) for bad or insufficient services or errors in billing for services provided in November
2002,  other  than  to  Objecting  Customers;

"Customers" means the Seller's customers related to the Computer Data Centers, Connectivity Services and E-Business Solutions as listed in Schedule 3 Customer Base;

"Customer Contracts" means all Seller's contracts with the Customers including all written and oral contracts and contract rights as well as implied contracts and contracts based on continued business practice, but shall not include the Equipment Lease Contracts, and "Customer Contract" means any one such contract with a Customer. The Customer Contracts existing on the Execution Date with the 40 Customers with the highest total revenue in the period of time from the June 2002 through August 2002 are completely listed in Schedule 4 [Material Customer Contracts];

"Customer  Related  Assets"  means  (i)  the  Purchased Contracts other than the
Equipment  Lease  Contracts  and the Leases, (ii) the Revenue Income relating to
(i) above, and (iii) the Information related thereto; "Employees" means the Seller's employees that are assigned to the Purchased Business as listed in
Schedule  5  [Employees];

"Equipment Lease Contracts" means the lease contracts relating to the equipment set out in Schedule 6 [Leased Equipment];

"Equipment Related Assets" means (i) the Purchased Tangible Assets and Inventories, (ii) the Equipment Lease Contracts and the Revenue Income related thereto, (iii) the Purchased Intangible Assets, (iv) the Leases and (v) the Information related thereto, and (vi), to the extent the Seller is the owner, or is entitled to dispose of, any other assets that are necessary for the operation of the Computer Data Centers and the Transferred POPs and for supporting the Customers in the Munich Hosting Facility;

"EUR" and the sign "E" means the lawful currency of the members of the European single currency union;

"Excluded Customers" means such Costumers as set out in Schedule 7 [Excluded Customers] hereof;

"Excluded Customer Contracts" means both the Customer Contracts and the Equipment Lease Contracts with Excluded Customers;

"Execution  Date"  means  the  date  of  signing  of  this  Agreement;

"Expected Annual Revenue" means the annualized Relevant Revenues as calculated on the Calculation Date, respectively the Final Adjustment Date; for greater certainty the expression annualized Relevant Revenues means the Relevant Revenues multiplied by twelve(12);

"Facilities" means collectively the Frankfurt Hosting Facility and the Munich Hosting Facility and the Munich Office Facility;

"Final Adjustment Date" means April 15, 2003, the day on which the Relevant Revenues and the Expected Annual Revenue shall be finally established;

"First  Installment"  means  75%  of the Maximum Consideration plus VAT thereon;

"Frankfurt Hosting Facility" means the facilities, used by the Seller on the basis of a data center service contract (Data Center Service Vertrag) with Telehouse dated July 3, 2001, as amended by the 2. supplement agreement, located in Frankfurt am Main, Hanauer LandstraBe 296-328;

"Information" means all material Customers' records, including, in each case, the full name and address and addresses for delivery or collection or for provision of services, all as known by, and available to, the Seller, which may retain copies for its own records;

"Leases" means collectively the contracts relating to the use of the Transferred POPs all of which are listed in Schedule 8 [Leases] and "Lease" means any one of such contract;

"Leasing Customers" means such Customers that have entered into lease and/or rent purchase agreements with the Seller;

"Maximum  Consideration"  means  EUR  3,500,000  plus  the  Additional  Payment;

"Migration  POPs"  means  the  POPs  listed  in  Schedule  9  [Migration  POPs]

"Monthly Share" means the annualized net amount of Non Monthly Billed Services divided by twelve(12);

"Munich Hosting Facility" means the facilities, used by the Seller on the basis of a data center service contract (Data Center Service Vertrag) with Telehouse dated July 3, 2001, as amended by the 2. supplement agreement, located in 85551 Kirchheim (Munich/Heimstetten), AmmerthalstraBe 4-6 and AmmerthalstraBe 10;

"Munich Office Facilities" means the facilities, leased by the Seller from Bayerische Hausbau GmbH on the basis of a sublease contract dated February 29, 1996, as amended by 10 supplement agreements, located in Stefan-Georg Ring 19-23, 81929 Munich;

"Non Monthly Billed Services" means services provided by the Seller to its Customers in November 2002 and that are not billed monthly but quarterly, semi-annually, annually or otherwise;

"Objecting Customer" means a Customer which has objected in writing to the transfer of its Customer Contract and/or Equipment Lease Contract and such objection has been received by the Seller or a Purchaser by December 31, 2002, but such Customer shall not be considered an Objecting Customer if such Customer has entered, or has made a valid offer to enter, into a new contractual relationship with a Purchaser until December 31, 2002, however, in the event that the terms of the new contract are less favorable such new terms shall be applied;

"Oracle  License"  means the license relating to the use of the Oracle database;

"Prior Transfer Date Revenues" means each and any revenues relating to the Seller's services prior to the Transfer Date;

"Purchase Price" means the consideration set out in and as adjusted in accordance Section 3 hereof;

"Purchaser" means either Purchaser 1 or Purchaser 2, or, as the context may require, collectively both;

"Purchased Assets" means, with respect to a Purchaser the assets purchased by it pursuant to this Agreement;

"Purchased Business" means the Business to the extent it is related to, or operated by and with, the Purchased Assets;

"Purchased Contracts" means (i) all Customer Contracts other than the Excluded Customer Contracts, (ii) the Leases, (iii) the Supplier Contracts and (iv) the Equipment Lease Contracts other than Equipment Lease Contract with Excluded Customers;

"Purchasers' Attorneys" means Mayer, Brown, Rowe & Maw Gaedertz, Bockenheimer LandstraBe 98-100, 60323 Frankfurt am Main, Germany;

"Purchased Intangible Assets" means the software licenses and the domains listed in Schedule 10 [List of Sold Intangible Assets] hereof;

"Purchased Tangible Assets and Inventories" means the tangible assets and inventories listed in Schedule 11 [List of Sold Tangible Assets and Inventories] hereof;

"Relevant  Revenues"  means

(a) the revenues (Umsatzerlose) within the meaning of Section 277 para. 1 German Commercial Code (i.e. net) billed in accordance with the payment terms of the applicable Customer Contracts by the Seller in December 2002 to its Customers ("November Invoices"), or, in the event that Customer Contracts and Equipment Lease Contracts have been transferred or assigned already to a Purchaser, its previous Customers, for services provided in November 2002 ("Billed Customers"),

(b)     plus  the  Monthly  Share  of  Non  Monthly  Billed  Services,

(c) less (i) the amount invoiced to Objecting Customers, (ii) the amount invoiced to Leasing Customers that have not positively approved the transfer of their contracts in writing to either the Seller or a Purchaser, (iii) the amount of justified Credit Notes up to a maximum aggregate amount of EUR 50,000 and
(iv)  the  Bad  Debts;  and

(d) less an amount of up to EUR 25,000 of the recurrent revenues billed for services provided in November 2002 to Excluded Customers;

(e)     less  50%  of  the  Seller's  hardware  costs  contained in the November
Invoices.

"Respective Purchaser" means the Purchaser that has purchased specific Purchased Assets as set out in this Agreement;

"Revenue Income" means all receivables for deliveries and services provided from and after the Transfer Date arising from Customer Contracts and Equipment Lease Contracts, except from the Excluded Customer Contracts;

"Schedules" means any schedules referred to in this Agreement, in particular the schedules listed in Section 1.03 hereof;

"Seller's Attorneys" means Herzog-Rechtsanwalte, Paul-Ehrlich-StraBe 37-39, 60596 Frankfurt am Main, Germany;

"Supplier Contracts" means the contracts with DTAG, Highway One, ColtQSC and other supplier contracts all of which as set out in Schedule 12 [Supplier Contracts];

"Telehouse" means Telehouse Deutschland GmbH, Hanauer LandstraBe 316-324; 60314 Frankfurt am Main;

"Transfer  Date"  means  November  1,  2002;

"Transferred  POPs"  means  the  POPs  listed in Schedule 13 [Transferred POPs];

"VAT"  means  the  statutory  value-added  tax  applicable  in  Germany.

1.02.     Interpretation

(a) Save as otherwise provided herein, references to clauses, paragraphs and Schedules are to those contained in this Agreement.

(b) Headings are inserted for convenience only and do not effect the construction of this Agreement.

(c) Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include feminine, and words importing person include corporations.

(d) Reference in this Agreement to writing or similar expressions include where the context so admits transmission by telecopier or comparable means of communication.

(e) Unless the contrary is clearly stated, references to Act, statutory instruments and other legislation are to legislation operative in Germany ;

(f) Reference to any document includes that document as amended or supplemented from time to time.

(g) A document is in "the agreed form" if its is in the form of a draft agreed between and initialed by or on behalf of the Parties hereto on or before the date hereof.

1.03.     Schedules

The Schedules form an integral part of this Agreement and reference to this Agreement includes references thereto.

Schedule  1     Bank  Accounts
Schedule  2     Collected  Future  Revenues
Schedule  3     Customer  Base
Schedule  4     Material  Customer  Contracts
Schedule  5     All  Employees  related  to  the  Business
Schedule  6     Leased  Equipment
Schedule  7     Excluded  Customers
Schedule  8     Leases
Schedule  9     Migration  POPs
Schedule  10    List  of  Sold  Intangible  Assets
Schedule  11    List  of  Sold  Tangible  Assets  and  Inventories
Schedule  12    Supplier  Contracts
Schedule  13    Transferred  POPs
Schedule  14    14  Employees
Schedule  15    Employees  that  have  signed  a  settlement  agreement
Schedule  16    6  Migration  Employees
Schedule  17    Collocation  Space
Schedule  18    Munich  Office  Space
Schedule  19    Legal  Proceedings

2.     SALE,  PURCHASE  AND  TRANSFER
--     ------------------------------
2.01. Sale. Subject to the terms and conditions set out in this Agreement the Seller hereby agrees to sell and assign the Customer Related Assets to Purchaser 1 and the Equipment Related Assets to Purchaser 2, both with effect as of the Transfer Date, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto, other than the statutory landlord's lien attached to those of the Equipment Related Assets that are located in the POPs. The Purchaser1 hereby agrees to purchase and accept the assignment of the Customer Related Assets and the Purchaser 2 hereby agrees to purchase and accept the assignment of the Equipment Related Assets.

2.02. Release and Indemnification. Liabilities which have been legally or economically caused before the Transfer Date or arise in respect of the period before the Transfer Date are not assumed by the Purchasers. The Seller shall indemnify and hold harmless each Respective Purchaser from each and any claims in connection with the Purchased Assets which result from any act, omission or event occurring on or before Transfer

Date.

2.03. Costs. The Purchasers severally shall bear each and any costs directly relating to the Purchased Assets (e.g. local loop) as from the Transfer Date, unless they arise from liabilities not assumed by a Purchaser or unless the Seller is liable otherwise for these costs under the terms and conditions of the Agreement.

2.04.     Transfer.  Subject to the terms and conditions set out in this Section
2.04 and Section 2.08 the Seller herewith transfers title to (i) the Customer Related Assets to the Purchaser 1 and (ii) the Equipment Related Assets to Purchaser 2 and the Purchasers accept such transfer. Transfer of title to a Purchaser of tangible assets, chattels or property in movables shall be effected by actual delivery, constructive delivery or constructive delivery by assigning the right to return and possession; claims, entitlements and any intangible assets shall be transferred to a Purchaser by assignment, all as set out hereunder:

(a) Movables and Fictitious Parts. The Seller herewith transfers title (Eigentum) to the Purchased Assets as far as they are legally qualified as movables or as fictitious integral parts (Scheinbestandteile) of the Facilities or the Leases and any other rights (including expectant rights (Anwartschaftsrechte)) with regard to the Purchased Assets to Purchaser 2 and assigns to the Purchaser 2 his claims for delivery and return from the possessor of such Purchased Assets pursuant to Sec. 931 German Civil Code.


(b) Integral Parts. As far as Purchased Assets are legally qualified as integral parts (wesentliche Bestandteile) of the Facilities or the Leases, the Seller herewith transfers his other proprietary rights to such Purchased Assets, i.e. the beneficial ownership (wirtschaftliches Eigentum) with regard to such Purchased Assets to the Purchaser 2 and assigns any and all of his rights, claims and interests with respect to these proprietary rights to such Purchaser 2.

(c) Intangible Assets. The Seller herewith agrees with the Purchaser 2 that title to the Purchased Intangible Assets shall pass to the Purchaser 2. To the extent intellectual property rights in connection with Purchased Intangible Assets are not transferable, particularly with respect to software and know-how, the Seller grants to the Purchaser 2 an unlimited and exclusive license, subject to any required third party's approval as set out in this Agreement. For greater certainty, the warranties provided for in section 9.02 of this Agreement shall not be affected hereby.

(d) Revenues. The Seller herewith transfers to Purchaser 2 the Revenue Income, to the extent related to the Equipment Leasing Contracts, and to Purchaser 1 any other Revenue Income and each Purchaser accepts such transfer.

(e) Contracts. The Purchaser 1 herewith takes-over as a whole (Vertrags bernahme) ("Contract Take-Over") the Purchased Contracts other than (i) the Equipment Lease Contracts and (ii) the Leases, and the Purchaser 2 herewith takes-over as a whole all the Equipment Lease Contracts and the Leases. In particular, the Seller assigns and transfers all of its rights and entitlements, and the Respective Purchaser assumes all obligations and liabilities, under the respective Purchased Contracts, both as arising from and upon the Transfer Date. For greater certainty, debts which have been legally or economically caused on or before the Transfer Date or which are related to the period prior to the Transfer Date are not assumed by a Purchaser.

Should any of the Customers, other than the Excluded Customers, not approve a Contract Take-Over, then the Parties agree to construe this clause as a cumulative assumption of obligations (Schuldmitubernahme") as arising from and upon the Transfer Date . For greater certainty, debts which have been legally or economically caused on or before the Transfer Date or which are related to the period prior to the Transfer Date are not assumed by the Respective Purchaser. The Respective Purchaser, in that event, shall undertake to provide all services to such Customers on own account but on behalf of, and, subject to section 2.03, without costs for, the Seller and the Purchaser 1 shall be entitled to the Revenue Income. For greater cer-tainty, the assignment and transfer of the Revenue Income and the rights and entitlements shall not be affected in the event, that Customers do not approve a Contract Take-Over.

(f) Other Benefits. The Seller hereby assigns to the Respective Purchaser any sums or benefits in respect of any of the Purchased Assets it shall forthwith receive therefore.

2.05. Third Party Consent. Where consent of a third party ("Third Party Consent") is required to permit the transfer or assignment to a Purchaser of the interest of the Seller in any of the Purchased Assets in the manner contemplated by this Agreement, in particular regarding the Supplier Contracts, the Customer Contracts and the Equipment Lease Contracts, any such transfer or assignment where the required consent has not been received on or before the Closing Date, or on or before any other date specified in this Agreement, or where the Parties concerned have agreed not to apply for a consent, e.g. in the event a consent of a third party has been made a condition precedent hereunder and such condition precedent has been waived, (collectively a "Retained Asset") such transfer or assignment shall have legal effect to the extent Third Party Consent is not required, and shall not have legal effect regarding the other parts until the applicable consent has been received thereafter and such Retained Asset shall be held by the Seller following the Transfer Date in trust for the benefit and exclusive use and for costs, subject to section 2.03, of the Respective Purchaser and such Respective Purchaser, subject to section 2.02, shall keep the Seller indemnified from each and any claims under the Retained Assets to the extent such claims relate to the period from the Transfer Date. The Seller thereupon shall only make use of such Retained Asset in accordance with the directions of the Respective Purchaser. However, the premises do not apply in the event that such trust relation and/or right to use would trigger any event of default or potential event of default relating to the Retained Asset.

2.06. Bank Account. The Seller agrees to assign and transfer the Bank Account to the Purchaser 1. Any positive balance, other than Revenue Income, on the Bank Account on the date of transfer of the Bank Account are for the account of the Seller, and shall be transferred to the Seller and any negative balance as of the date of transfer of the Bank Account or caused prior thereto, if any, shall be settled by the Seller.

2.07. False Payments. Should either Party ("Receiving Party") receive payments, that, pursuant to the terms hereof, were due and payable to another Party ("Party Entitled"), the Receiving Party shall immediately transfer such monies to the Party Entitled. In particular, the Revenue Income shall be solely for the account and benefit of the Purchaser 1 and the other revenues for the Seller.

2.08. Condition Precedent for Transfers. The transfers, rights and obligations mentioned in this Section 2 shall become effective on the later of
(i) the Transfer Date, or (ii) Closing Date and the payments by the Purchasers, and the receipt by the Seller, of the First Installment in a manner as set out in Section 3.04 (a) (aufschiebende Bedingung). For greater certainty, no transfer to either of the Purchasers shall become effective, as long as the Seller has not received the shares of the First Installment payable by both Purchasers pursuant to this Agreement.

2.09. Supplementary Declarations. To the extent required for the consummation of the transactions contemplated herein, in particular to the extent necessary or appropriate for the transfer of the Purchased Assets, the Parties obligate themselves promptly to make supplementary declarations and execute instruments in the form as appropriate in each given case.

3.     CONSIDERATION
--
3.01. Purchase Price. The consideration payable to the Seller for the Purchased Assets ("Net Purchase Price") shall be the consideration set out in the table hereunder and as adjusted in accordance with this Section 3 ("Variable Consideration") plus the Addi-tional Payment. The Purchase Price payable

(a) by Purchaser 1, for the Customer Related Assets, shall be a portion of EUR 285,000 of the Additional Payment and 5/7 of the Variable Consideration, and

(b) by Purchaser 2, for the Equipment Related Assets, shall be the remainder portion of EUR 115,000 of the Additional Payment and 2/7 of the Variable Consideration,

and  the  Purchasers  are  each  several  debtors.


EXPECTED ANNUAL REVENUE     CONSIDERATION
----------------------      -------------
up to E 8,000,000           Expected Annual Revenue x 0,3 (i.e.: 30%) with-
                            out any adjustment

more than E 8,000,000       E 2,500,000, adjusted in accordance with
- up to E 8,500,000         Section 3.02

more than E 8,500,000 -     E 2,900,000, adjusted in accordance with Section 3.02
up to E 9,000,000

more than E 9,000,000 -     E 3,200,000, adjusted in accordance with Section 3.02
less than E 9,500,000

E9,500,000 or greater       E 3,500,000


3.02. Expected Annual Revenue Band. The amount by which the Variable Consideration shall be adjusted shall be calculated as follows: If the Expected Annual Revenue falls within the bands set out in the table above, then the exact amount of the consideration shall be calculated by interpolation on a straight line basis, provided that in no event the Variable Consideration shall exceed EUR 3,500,000 . For example, if the Expected Annual revenue is E 8,100,000 (i.e. 20% of the spread between E 8,000,000 and E 8,500,000), than the Variable Consideration would be increased by 20% of the spread between E 2,500,000 and E 2,900,000, i.e. by E 80,000.

3.03. VAT. The Parties assume that the sale pursuant to the provisions of this Agreement does not constitute a sale of a business as a whole within the meaning of Section 1 paragraph 1a of the German Turnover Tax Act 1999 (Umsatzsteuergesetz 1999).

(a) Thus, VAT shall be added on the Net Purchase Price and be payable by the Purchasers. VAT shall become due upon receipt of an invoice made out in accordance with the applicable law.

(b) The VAT shall be discharged by the Purchasers by assigning to the Seller, on account of performance (erfullungshalber), their claims against the competent German tax office for refunds of value-added tax to which it is entitled as a result of the implementation of this transaction, and Seller hereby accepts such assignment. Each Purchaser undertakes upon Seller's request to repeat such assignment without undue delay on an official form of the tax office. Seller on its part shall make a further assignment of such claims to the competent tax office for purposes of effecting a set-off. The Parties shall endeavour, to the extent possible, to settle any claims for the payment and refund of value-added tax by way of set-off so that no payment obligation arises. Value-added tax obligations which cannot be discharged by way of set-off when value-added tax payable by the Seller falls due shall be paid in cash by the Purchasers, which are several debtors, on such due date; in such event and to that extent, Seller's claim to refund shall be re-assigned to the Respective Purchaser in exchange for cash payment. Seller undertakes upon Purchaser's request to repeat such assignment without undue delay on an official form of the tax office. If Seller has to pay interest for deferred payment or surcharges for overdue payment of the value-added tax because, without Seller being responsible therefore, the set-off of refund claims against value-added tax obligations is delayed, the respective Purchaser shall reimburse Seller for such interest and surcharges.

(c) If a Purchaser's right to a refund of value-added tax subsequently turns out not to exist, either in whole or in part, such Purchaser shall be obligated to pay an appropriate amount of value-added tax to the Seller in cash.

(d) In the event that VAT is not applicable to the transaction(s) contemplated herein, the Parties shall co-operate with each other and make such payments to the tax office when due, and deliver to the other Parties such documents evidencing such payments and take each and any action in order to recover any such payments from the tax office.

3.04. Payment of Purchase Price. The Purchase Price (i.e. Net Purchase Price plus VAT) shall be payable by the each Purchaser in the shares as set out in
Section  3.01  to  the  Seller  as  follows:

(a)     The  First Installment to be paid in cash at the later of (i) Closing or
(ii)  the  Transfer  Date;

(b) On the Calculation Date the Parties shall establish the Expected Annual Revenues and the Purchasers shall pay to the Seller (i) the remaining 25% of the Additional Payment and (ii) any amount of the Variable Consideration exceeding 75 % of EUR 3,500,000 (EUR 2,625,000), if any, and, in the event that the Variable Consideration falls short of the EUR 2,625,000 ("Repayment Balance") the Seller shall pay to the Purchasers their respective shares of the Repayment Balance, both within 5 business days upon the Calculation Date; and

(c) On the Final Adjustment Date the Purchase Price shall be adjusted upwards and finally ("Adjustment Amount") by taking into account (i) the Bad Debts collected after the Calculation Date until the Final Adjustment Date, if any, and (ii) the amounts invoiced to Leasing Customers that have approved the transfer of their contracts between the Calculation Date and the Final Adjustment Date, and the Purchasers shall pay the Adjustment Amount within 5 business days to the Seller.

3.05.     The  Parties shall cooperate in good faith so that the Expected Annual
Revenue, the Exceeding Amount and the Adjustment Amount may be established on the Calculation Date respectively the Final Adjustment Date. To the extent required, each party shall provide the other party reasonable access to documents and other information. In the event of a dispute between the Parties that cannot be resolved amicably within 5 business days, either Seller or Purchaser may notify the other party at any time in writing that the dispute shall be submitted for final settlement to an expert arbitrator (Schiedsgutachter) mutually agreed to between the Parties ("Expert Arbitrator") whose decision shall be binding on the parties involved. If no mutual agreement can be reached regarding the person of the Expert Arbitrator within 5 business days of the written notification, either party may request the appointment of an Expert Arbitrator by the President of the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprufer e.V., Dusseldorf). The Expert Arbitrator shall be an independent accountant as a Wirtschaftsprufer in Germany and shall be a member of a recognized accounting firm with international standing. The Expert Arbitrator shall be instructed to, authorized to and shall, to the extent necessary, establish the Relevant Revenue, the Expected Annual Revenue, the Exceeding Amount and the Adjustment Amount. Upon the Expert Arbitrator's first request, Seller and Purchasers shall each advance one half of the estimated expenses and fees of the Expert Arbitrator. Each party to the proceedings shall bear its own costs and those of its consultants. The Expert Arbitrator shall, in his equitably exercised discretion, decide on the final apportionment of his expenses and fees taking into account to which extent the respective party prevailed or failed in the expert arbi-tration proceedings.

3.06. Collected Future Revenues. The Seller shall pay to the Purchaser 1 on the Calculation Date the Collected Future Revenues, if any. However, Collected Future Revenues shall not be paid to the Purchaser 1 for Objecting or Excluded Customers.

3.07. Prior Transfer Date Revenues. The Parties shall liaise with each other in the collection of the Prior Transfer Date Revenues, that are solely for the account of the Seller.

3.08. Reconciliation of Costs and Prior Transfer Date Revenues. The costs and Prior Transfer Date Revenues shall be reconciled first on January 15, 2003 and thereafter on each of the Calculation Date and the Final Adjustment Date.

3.09. Bank Account. Payments to the Seller shall be made into the following account:

Deutsche  Bank  AG  Frankfurt
SWIFT:  DEUTDEFF
Favor  Account:  100941808800
in  the  name  of  Bank  Sal  Oppenheim,  Zurich
for  further  credit  (ffc)  account  number  88637
in  the  name  of  MFC  Merchant  Bank  S.A.,
Re.:  Cybernet  Internet-Dienstleistungen  AG,  100596

Payments  to  the  Purchaser  1  shall  be  made  into  the  following  account:

Bank:  Commerzbank  Munich
Account  Number:  150848000
Beneficiary:  PSINet  Germany  GmbH
Bank  Routing  Number:  70040041

Payments  to  the  Purchaser  2  shall  be  made  into  the  following  account:

Bank:  Commerzbank  Munich
Account  Number:  150826600
Beneficiary:  PSINet  Datacenter  Germany  GmbH
Bank  Routing  Number:  70040041

3.10. Default Interest. Any part of the Purchase Price or the Exceeding Amount in default shall bear interest at a rate of 3-Months-LIBOR plus 4,0 % p.a.

4.     CONDITIONS  PRECEDENT,  CLOSING
--     -------------------------------
4.01. Closing. Subject to Sections 4.02 and 4.03, Closing shall take place on the Closing Date.

4.02. Conditions Precedent in Favor of Purchasers. Closing of this Agreement is subject to the complete fulfillment of the conditions in the favor of the Purchasers as set out hereunder in this Section 4.02 or the waiver in writing thereof by the Purchasers on or before Closing:

(a) The Seller has confirmed in writing, that, other than as set out in this Agreement, no charges or other security interests are affecting any of the Purchased Assets;

(b) Financing Arrangement. Purchasers have concluded a financing agreement in the amount of EUR 875,000 in a way satisfactory to the Purchasers; and

(c)     Oracle  License.  Oracle  has  approved  to  the  transfer of the Oracle
License.

4.03. Conditions Precedent in Favor of the Parties. Closing of this Agreement is subject to the complete fulfillment of the conditions in the favor of the Parties as set out hereunder in this Section 4.03 or the waiver thereof by both Parties in writing on or before Closing:

(a) Hosting Facilities. The Purchaser 2 and the Seller have entered into lease agree-ments with regard to certain collocation space of the Frankfurt
Hosting Facility and the Munich Hosting facility at terms and conditions satisfactory to both Parties.

(b) Office Facility. The Purchaser 2 and the Seller have entered into a sub-lease agreement with regard to the Munich Office Facility at terms and conditions satisfactory to both Parties and the Seller has obtained the approval of Bayerische Hausbau GmbH and/or the lessor of Bayerische Hausbau GmbH to the extent such an approval is required.

(c)     POPs.  The  Leases  have  been  transferred  to  the  Purchaser  2.

(d) Contracts. The Supplier Contracts have been transferred to the Purchaser 1 and the Equipment Lease Contracts have been transferred to the Purchaser 2, or the Suppliers have agreed to amend or terminate the Supplier Contracts in a way satisfactory to the Seller and Purchaser 2.

(e) Bank Account. The Bank Account shall be assigned and transferred to the Purchaser 1;

(f) Approvals. On or before the Closing Date, there shall have been obtained from all appropriate governmental authorities all permits, consents, approvals, certificates, registrations and authorizations, if any, as are required to be obtained to permit the transfers contemplated herein.

(g) Completion of Schedules. The parties have completed the Schedules in a way satisfactory to both parties.

The conditions precedent listed in this Section 4.03 are deemed to have occurred even if the aforementioned sublease and transfer agreements contain reservations or conditions precedents with respect to the coming into force of the Agreement.

4.04. Rescission. The Seller and the Purchasers shall use their best endeavors to ensure that the conditions of this Section 4 are fulfilled on or before November 30, 2002. If any of such conditions are not so fulfilled and not waived by the Party in favor of whom the condition precedent has been agreed upon in this Section, that Party may rescind the Agreement without liability of either Party to the other Party for cost, damages or the like.

For greater certainty it is agreed that any rescission by one Purchaser constitutes a rescission with respect to the contract between the Seller and the other Purchaser as well and the rescission by the Seller to one Purchaser constitutes a rescission with respect to the contract between the Seller and the other Purchaser.

5.     EMPLOYMENT  MATTERS
--     -------------------
5.01. As of the Transfer Date the Purchaser 1 at its own costs takes over those of the Employees listed in Schedule 14 [14 Employees]. The Seller shall use its best efforts to facilitate the entering Purchaser 2 at terms not less favorable to them than the present terms.

5.02. The Seller shall solely and exclusively indemnify and hold harmless the Purchaser 2 1 from each and any claims of Employees other than (i) those listed in Schedule 14 [14 employees] and (ii) those listed in Schedule 15 [Employees that have signed a termination agreement] and provided only that these Employees have not entered into a separate employment contract with a Purchaser until April 15, 2003.

5.03. The gross salary and any severance payments related to the Employees listed in Schedule 16 [6 Migration Employees] shall be shared equally as from the Transfer Date, but not longer than December 31, 2002 and in the aggregate not more than EUR 110,000.

5.04. The Parties agree that the Purchaser 1 shall only pay the portion of the bonus and com-mission claims of the Employees for the year 2002 for the period from 1 November 2002 to 21 December 2002, and only for the Employees listed in
Schedule  14  [14  employees].

5.05. Seller undertakes to compensate Purchaser 1 for the vacation claims of the Employees listed in Schedule 14 [14 employees] which arose in 2002 but which have not yet been met.

6.     LEASES
--     ------
6.01. (Sub)lease. The Seller hereby agrees to (sub-)lease to the Purchaser 2 collocation space of 25 square meters of the Frankfurt Hosting Facility and 175 square meters of the Munich Hosting Facility both as marked in Schedule 17 [Collocation Space] at a monthly price per square meter of EUR 90 payable at the end of the month for a term ending automatically without renewal option on December 31, 2003.

6.02. The Seller further agrees to lease to the Purchaser 2 space of about one third of the aggregate office space including 6 parking lots as set out in
Schedule 18 [Munich Office Space] at a monthly price of EUR 10,000 plus ancillary costs, if any, plus VAT payable at the end of the month for a term ending automatically without renewal option on December 31, 2003;

6.03. Migration POPs. The Seller and the Purchaser 2 shall equally (i.e. Seller 50% and Purchasers 50%) share the rental, security and electricity costs related to the Migration POPs from the Transfer Date until December 31, 2002.

7.     MIGRATION  OF  CUSTOMERS  AND  SUPPORT
--     --------------------------------------
7.01. Customer Migration. The Parties shall co-operate in good faith to effect the technical migration and the migration of the Customers successfully with minimum disruption to Customers and to migrate all Customers other than the Excluded Customers. The Purchaser 1 shall be entitled to use the name "Cybernet" in order to identify the services related to its Purchased Assets and to retain the Customers, however, for greater certainty, a Purchaser shall not be entitled to act on behalf of the Seller or to pretend to be authorized to act on behalf of the Seller. The Purchasers shall undertake to use their best efforts to offer to any of the Objecting Customers to enter into a new contractual relationship with the Respective Purchaser at comparable conditions ("New Contracts") in such a way that the New Contracts will be effective prior to December 31, 2002.

7.02. Legal Mechanics of Migration. The Parties agree to inform the Customers jointly of the transfer of the Customer Contracts and the Equipment Lease Contracts to the Respective Purchaser and request the payment of the consideration to the Respective Purchaser. The Parties consider such Customer Contracts and Equipment Lease Contracts legally migrated where the Customers pay the consideration to the Respective Purchaser and do not expressly object until the first payment, latest until December 31, 2002. However, for greater certainty, the Parties agree and acknowledge that the objection of a Customer and/or the non-payment shall have no other legal effect than for the calculation of the Variable Consideration in accordance with the terms herein, in particular no Purchaser shall be entitled to reduce the Purchase Price or have any other remedies, other than set out in this Agreement.

7.03. Support. The Seller shall provide ongoing support to the migrating Customers during the migration period, but not longer than December 31, 2002, the scope of which includes exclusively backbone network until December 31, 2002, City Connect until January 31, 2003, Intercity Connect until January 31, 2003 and the necessary human resources.

7.04. Objecting Customers and Excluded Customers. The Purchasers shall at no cost for the Seller provide to any Objecting Customer and, to the extent technical feasible to the

Excluded Customers, services until the date of termination of the respective Customer Contracts and/or Equipment Lease Contracts, provided however, that all revenues are for the Respective Purchaser's account and any shortfall of revenues regarding the Excluded Customer Contracts shall be borne by the Seller.

7.05. Billing System. The Seller shall be technically responsible for the billing of the services provided in November 2002. However, the Purchasers shall bear the costs thereof, that shall not be significantly higher than in the past. Additionally, the Seller shall support the Purchasers in the acquisition of a license for the billing system until February 28, 2003.

7.06. Domains. The Seller undertakes to provide the Purchaser 2, or as jointly instructed by the Purchasers, with any approval or consent that may be required to transfer the Admin-C relating to the sold domains or any domains of Customers, if properly requested.

7.07. Backbone. The Parties agree to equally share (i.e. 50% Seller, 50% Purchasers) the costs relating to the Backbone for a period commencing on the Transfer Date and ending December 31, 2002.

7.08. City and Intercity Connect. The Purchasers agree to share with the Seller the costs relating to the City and Intercity Connect for a period commencing on the Transfer Date and ending December 31, 2002, but not more than EUR 40,000 in the aggregate.


8.     COVENANTS  AND  FURTHER  OBLIGATIONS
--     ------------------------------------
8.01. Access to the Business. Upon the execution hereof the Seller shall procure that the Purchasers are given reasonable access to all the trading premises of the Seller (but subject to prior consultation with the Seller), and that the Purchasers are consulted on all matters of policy insofar as they might materially affect the Purchased Assets after Execution Date.

9.     REPRESENTATIONS  AND  WARRANTIES
--     --------------------------------
9.01. The Purchasers hereby, jointly and severally, warrant and represent to the Seller that they will deposit with the Purchasers' Attorneys, which will be solely the trustee of the Purchasers, an amount equal to 50% of the Maximum Consideration within 5 business days from signing of this Agreement.

9.02. The Seller warrants and guarantees by way of an independent guarantee (selbstandiges Garantieversprechen within the meaning of Sec. 311 para. 1German Civil Code) the following as of the Execution Date as well as of the Closing Date and the Transfer Date:

(a) To the Purchaser 2: The Seller is the owner of the Purchased Tangible Assets and Inventories, they are free of any rights of third parties except for those of the Purchased Assets which form integral parts of the Leases or the Facilities, for the rights of the respective lessors to claim for either the removal or for the acquisition of the Purchased Assets for consideration under the terms of the Leases and for the lessor's landlord's lien which has not been asserted.

(b) The Seller has the unrestricted right to dispose of the Purchased Assets in the manner prescribed by the Agreement (except that the transfer of contracts may require prior third party consent).

(c) To the Purchaser 2: Schedule 11 [List of Sold Tangible Assets and Inventories] contains a complete and correct list of Tangible Assets and Inventories pertaining to the Purchased Business.

(d) To the Purchaser 2:The Purchased Tangible Assets and Inventories have been properly maintained in accordance with normal industry practice, are in operating condition and are suitable for the purpose for which they are presently used by the Seller.

The Seller has no knowledge of any significant problems with the Purchased Tangible Assets and Inventories.

(e) To the Purchaser 2:Schedule 10 [List of Sold Intangible Assets] contains a complete and correct list of intangible assets pertaining to the Purchased Assets that are transferable and transferred under this Agreement but expressly does not include the Veritas license; also, the Purchaser 2 is aware, that the transfer of the Oracle license requires the consent of Oracle. The Seller is the owner or licensee, as the case may be, of the software and domains which are necessary for conducting the Purchased Business as presently conducted. Seller has the right to transfer the Purchased Intangible Assets unless indicated otherwise in Schedule 10 [List of Sold Intangible Assets] but subject to the approval of Oracle for the transfer of the Oracle License and to the extent Seller owns such intellectual property and know-how; to the extent Seller is licensee of such intellectual property and know-how, it has the right to assign its rights as licensee other than the Veritas license. With respect to the Purchased Intangible Assets there are no outstanding claims by third parties against the Seller regarding infringement of Purchased Intangible Assets and no such claims are pending, or to the Seller's best knowledge, threatened; (ii) there is no obligation to pay a license fee to a third party for the use of the Purchased Intangible Assets other than in accordance with the terms of the license agreements, which the Purchaser 2 confirms to have knowledge of. Section
2.02  applies.

(f) Seller has notified the transfer of the Business to its employees prior to Closing.

(g) There are no legal actions or manifest threats thereof against the Seller which could affect the transfer of full and unencumbered title to the Purchased Assets.

(h) To the Purchaser 1: Schedule 3 [Customer Base] contains a complete and correct list of all Customers the Customer Contracts of which are sold.

(i) To the Purchaser 1: Schedule 4 [Material Customer Contracts] contains a complete and correct list of all Material Customer Contracts.

(j) To the Respective Purchaser: The Customer Contracts and the Equipment Lease Contracts are valid and have not been terminated. The Seller has fulfilled all its liabilities arising out of the Customer Contracts up to the Execution Date, the Closing Date as well as the Transfer Date in accordance with the terms and conditions of the Customer Contracts and the Customer Contracts and the Revenue Income have not been assigned to, or seized by, third parties.

(k) Except as listed in Schedule 19 [Legal Proceedings] Seller is not involved in any kind of proceedings pending before courts or administrative agencies or arbitration tribunals relating to the Purchased Assets and to the best of Seller's knowledge no such proceedings have been threatened.

(l) The costs mentioned in Sections 5.03 and 6.02 of the Agreement will not be significantly higher than the last six months preceding the Transfer Date.

9.03. For the avoidance of doubt, the above independent guarantees shall not be construed as being guarantees within the meaning of Sections 443 para. 1 and 444 German Civil Code.

9.04. The Parties agree that it shall not be considered a breach of the representations and warranties above, if the amount of losses, damages or indemnification, in each separate case, does not exceed E 5.000,00 (Euro five thousand).

9.05. Any further or other statutory, implied or express representations and warranties are excluded. This does not affect any liability of the Seller to the Purchaser 2 under the sublease agreements to be concluded pursuant to Section 6.01of the Agreement.

9.06.     Section  377  German  Commercial  Code  shall  not  be  applicable.

10.     BREACH  OF  WARRANTIES,  INDEMNIFICATION
---     ----------------------------------------
10.01. Prior Execution Claims. The Seller shall indemnify and keep indemnified and hold harmless the Respective Purchaser against any liability (whether actual, contingent or otherwise), debts, costs, losses, expenses, claims, judgments, monies, awards and/or damages regarding the Purchased Assets arising out of events or circumstances, or related to periods, prior to Transfer Date. Without limiting the generality of the foregoing, this shall particularly apply to (i) warranty liabilities vis-a-vis Customers, (ii) any and all Tax Liabilities for time periods preceding the Transfer Date, in particular tax liabilities which Purchaser is deemed to have assumed pursuant to Section 75 AO and (iii) liabilities which a Purchaser is deemed to have assumed pursuant to
Section  25  German  Commercial  Code.

10.02. Warranty Claims. In the event of a warranty Claim a Purchaser, upon having granted the Seller a 30 day period to cure the breach and such breach not being cured within this period, will be entitled to the following remedies:

(a) If a representation, warranty and/or guarantee in this Agreement is untrue, incomplete or not complied with, the Seller shall compensate the respective Purchaser for any damages, losses, expenses, liabilities and other disadvantages of any kind and nature which would not exist if such representation, warranty and/or guarantee were true, complete and complied with.

(b) The rights set out above and hereunder do not affect the rights of a Purchaser to assert the statutory claims and remedies, such as specific performance, rescission (Rucktritt) of this Agreement, reduction (Minderung) of the purchase price, claims for damages etc. However, a Purchaser shall not be entitled to rescind this Agreement if the matter which is subject to such claim is (i) not a guarantee under Section 9.02 above, or (ii) not material for conducting of the Purchasers' business in regard to the Purchased Assets and only to the extent that the rescission is reasonably practicable.

(c) For greater certainty, the Parties assume that the Customer Contracts and the Equipment Lease Contracts will be transferred to the Respective Purchaser. However, in the event that any of these Contracts are not effectively legally transferred such event does not trigger any rights of, and remedies for, the Purchaser, in particular the Purchasers shall have no right as to specific performance, reduction of the Purchase Price (beyond the calculation of the Variable Consideration), damages or rescission, unless the failure of transfer is due to a violation of the Seller's obligations provided for in this Agreement. The same applies with regard to the Supplier Contracts, since the Parties have made the transfer, amendment or termination thereof, satisfactory to the Parties, a Condition Precedent under this Agreement.

10.03. Scope of Indemnification. The indemnification covers all costs, damages or expenses (including court and attorney fees in defending against any claim) thus incurred by a Purchaser ("Indemnification"). However, the Indemnification shall not exceed and thus be capped at respective share of the Maximum Consideration.

10.04. Co-operation. In relation to any claim or alleged claim under this Agreement and without prejudice to the validity of the claim or alleged claim in question, the Purchasers shall allow the Seller and its accountants, solicitors and other professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim pursuant to the terms of this Agreement and for such purpose the Purchasers shall give (subject to its being paid all costs and expenses incurred in complying with this clause) all such reasonable assistance as the Seller or their accountants, solicitors or other professional advisers may on reasonable notice request, including access to and copies of any relevant documents or information in the possession of the Purchasers except to the extent that such documents or information are regarded (in the Purchasers' sole judgment) as confidential to the activities of the Purchasers or any of its subsidiaries.

11.     STATUTE  OF  LIMITATION
---     -----------------------
11.01. The claims of each Purchaser under or in connection with this Agreement shall be time-barred two years after the Execution Date.

11.02. Claims directly or indirectly relating to taxes, contributions and other duties relating to the Purchased Assets for time periods up to the Transfer Date shall be time-barred two years after they have finally and completely been assessed.

11.03. The limitation period may in any case be validly interrupted if the claim has been asserted in writing prior to the expiration of the limitation period.

12.     ANNOUNCEMENTS
---     -------------
12.01. The Seller and the Purchasers shall consult together as to the terms of, timetable for, and manner of publication of, any announcement to shareholders, employee's, customers or suppliers or any authorities or to the media or otherwise which either may desire or be obliged to make regarding the subject-matter of this Agreement. Subject as aforesaid and, neither the Seller nor the Purchasers shall make or authorize any announcement concerning the subject-matter of this Agreement.

12.02. However, each Party is entitled to make such announcements as required under any law, ordinance, stock exchange rule or the like.

13.     CONFIDENTIALITY.
---     ----------------
13.01. The Purchasers shall not after the date hereof nor at any time thereafter utilize, for their own or third parties purposes, or divulge, publish or reveal to any person any information whatsoever concerning the business organization, finances, dealings, transactions or affairs of the Seller and the Purchasers shall use their best endeavors to prevent the disclosure or publication of any such matters by others, and shall keep with complete secrecy all confidential information entrusted to either of them, and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Seller or its businesses or may be likely to do so. The premises apply, mutatis mutandis, to the Seller's confidentiality obligation.

13.02. For the purposes of clause 13.01 above, "confidential information" shall include information of a confidential nature and not publicly known which is owned by the Seller or used in or otherwise relates to the Purchased Assets and the Purchased Business including, without limitation, information relating to:

(a) the business methods, corporate plans, management systems, finances, new business opportunities or development projects of the Purchased Assets; or

(b) the marketing or sales of any past or present or future products, goods or services including, without limitation, customer names and lists and other details of customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and advertising and other promotional materials; or

(c) future projects, business development or planning, commercial relationships and negotiations; or

(d) any trade secrets or other information relating to the provision of any product or service.

14.     MISCELLANEOUS  PROVISIONS
---     -------------------------
14.01. Costs and Expenses. Each Party will pay its own costs of and incidental to this Agreement and the sale purchase, transfers and assignments hereby agreed to be made.

14.02. Severability. All the clauses in this Agreement are distinct and severable, and if any clause is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority, it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which to the extent legally permissible comes as close as possible to what the Parties had intended or would have intended according to the spirit and purpose of this Agreement if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope or time period.

14.03. Assignment. The benefit of any provision in this Agreement may be assigned by either Party without the consent of the other Party.

14.04. Prior Arrangements. This Agreement (together with any documents to be executed pursuant to it) supersedes all prior representations, arrangements, understandings and agreements between the Parties hereto relating to the subject-matter hereof, and sets forth the entire, complete and exclusive agreement and understanding between the Parties relating to the subject-matter hereof.

14.05. Remedies Cumulative. The provisions of this Agreement, and the rights and remedies of the Parties under this Agreement, are cumulative and are without prejudice and if not otherwise provided for herein in addition to any rights or remedies a Party may have at law or in equity. No exercise by a Party of any one right or remedy under this Agreement, or at law or in equity, shall (save to the extent, if any, provided expressly in this Agreement) operate so as to hinder or prevent the exercise by it of any other such right or remedy.

14.06. Waiver. Any liability to a Purchaser under this Agreement may be in whole or in part released, varied, compounded or compromised by such Purchaser in its absolute discretion as regards the Seller or other party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability whether joint or several or otherwise. A waiver by a Purchaser of any breach by any party hereto of any of the terms, provisions or conditions of this Agreement or the acquiescence of a Purchaser in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid will not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

14.07. Notices. Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant Party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service may be delivered or sent by pre-paid registered airmail or telecopier addressed as follows:

If to Seller: Cybernet Internet                If to Purchaser 1 and/or
Dienstleistungen AG                            Purchaser  2
Address: Stefan-George-Ring 19-23,             Address: Hardenbergplatz 2,
81929 Munchen                                  10623  Berlin

Attention:  Michael  Smith                     Attention:  Aman  Khan
With  copy to Seller's  Attorneys              With  copy  to  Purchaser's
                                               Attorneys
                                               Telecopier  no:  +49-69-7941100
Telecopier  no.:+49-  +49-69-630090-95

or to such other address or telecopier number as the addressee may have previously substituted by notice.

14.08. Governing Law. This Agreement and all relationships created hereby will in all respects be governed by and construed in accordance with German law.

14.09.     Jurisdiction.  The  exclusive  place  of jurisdiction is Frankfurt am
Main.

14.10. Language. The English language version of this Agreement shall take precedence in the event of any dispute. However, the Parties acknowledge, that in case of a dispute at court the German language, also for documents that shall be presented, is mandatory.

14.11. Any amendment or supplement to this Agreement must be in writing. This also applies to this section 14.11.

IN WITNESS whereof this Agreement has been entered into the date and year first herein written.

* SELLER

By:       /s/ Michael J. Smith
        ----------------------------

Name:   Michael  Smith
        ----------------------------

Title:  Director
        ----------------------------



* PURCHASER  1

By:       /s/ Aman Khan
        ----------------------------

Name:   Aman  Khan
        ----------------------------

Title:  Managing  Director
        ----------------------------

* PURCHASER  2

By:       /s/ Aman Khan
        ----------------------------
Name:   Aman  Khan
        ----------------------------

Title:  Managing  Director
        ----------------------------


SCHEDULES  1  -  19
-------------------